EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Terrence Bowshier

VP - Director of Investor Relations

(614) 464-5078

State Auto Financial included in

New NASDAQ Global Select Market

Columbus, Ohio (June 27, 2006) — State Auto Financial Corporation (NASDAQ:STFC) announced today that it is included in the new NASDAQ Global Select Market. The NASDAQ Global Select Market has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Prior to the change, the company had been listed on the NASDAQ National Market.

Beginning July 3, NASDAQ-listed companies will be classified under three listing tiers — NASDAQ Global Select Market, NASDAQ Global Market, and NASDAQ Capital Market. NASDAQ also plans to launch indexes based on these new tiers. Approximately one-third of NASDAQ listed companies have qualified for the Global Select Market tier.

“State Auto Financial Corporation is an industry leader that has achieved superior listing standards, which clearly defines the essence of the NASDAQ Global Select Market,” said Bruce Aust, Executive Vice President, Corporate Client Group. “NASDAQ is focused on leading a race to the top in terms of listing qualifications. In recognizing these companies, we are highlighting their achievement in meeting the requirements to be included in the market with the highest listing standards in the world.”

NASDAQ announced the new three tier listing classification in February 2006. All three market tiers will maintain rigorous listing and corporate governance standards. For additional information about the NASDAQ Global Select Market, please go to: www.nasdaq.com/GlobalSelect.

STFC Chairman, President and CEO Bob Restrepo called the selection “significant,” and added that “We are honored to be among the outstanding companies selected for this new tier. There’s nothing arbitrary about the criteria for inclusion. This is about performance, stability and strength, as defined by the numbers.” Restrepo believes that the being a NASDAQ Global Select Company “will give STFC greater index visibility.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a property and casualty insurance holding company. The company markets its personal and commercial insurance products through more than 22,300 independent insurance agents associated with nearly 3,000 agencies in 27 states. The company has been named Forbes Magazine’s “Best Managed Insurance Company in America” for 2006 and is one of just 3% of publicly listed companies to earn the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its web page at www.STFC.com.